EXHIBIT 99.1

GAPSHARE 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2014	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4: Schedule of Assets (Held at End of Year) as of December 31, 2014	9-10

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the
GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of GapShare 401(k) Plan (the "Plan") as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedule of assets (held at end of year) as of December 31, 2014, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including the form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 23, 2015

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
Participant-directed investments, at fair value:
Mutual funds	$1,074,013,803	$997,027,933
Collective trust fund	46,669,222	46,228,284
The Gap, Inc. common stock fund	94,393,735	96,080,565
Total investments at fair value	1,215,076,760	1,139,336,782
Receivables:
Participant contributions	2,543,848	2,215,962
Employer contributions	1,307,869	1,146,940
Participant notes receivable	42,497,517	36,175,700
Total receivables	46,349,234	39,538,602
NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	1,261,425,994	1,178,875,384
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(676,525)	(646,038)
NET ASSETS AVAILABLE FOR BENEFITS	$1,260,749,469	$1,178,229,346

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2014

2,014
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$15,701,066
Net appreciation in fair value of The Gap, Inc. common stock fund	7,217,977
Dividends	45,975,964
Net investment income	68,895,007
Contributions:
Employer	39,999,575
Participants	69,427,896
Rollovers	5,610,039
Other	260,504
Total contributions	115,298,014
Interest income on participant notes receivable	2,995,119
Total additions	187,188,140
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	104,407,179
Administrative expenses and other	260,838
Total deductions	104,668,017
INCREASE IN NET ASSETS	82,520,123
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,178,229,346
End of year	$1,260,749,469

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

General - The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. Full time and part time employees of The Gap, Inc. (the “Company”, “Plan Sponsor”, or “Gap Inc.”) and its subsidiaries who have attained the age of 21 are eligible to participate in the Plan upon being credited with at least 1,000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions - The minimum level of participant contributions is 1% of base salary. Total pre-tax and Roth contributions may not exceed a maximum of 30% of total eligible compensation. Total after-tax contributions may not exceed a maximum of 21% of total eligible compensation. Total pre-tax, Roth and after-tax contributions cannot exceed 51% of total eligible compensation. The maximum allowable pre-tax and Roth 401(k) contributions qualifying for deferral for individual income tax purposes was $17,500 for the years ended December 31, 2014 and 2013. The maximum compensation allowable for Plan allocation purposes was $260,000 and $255,000 for the years ended December 31, 2014 and 2013.

Participants attaining age 50 before the close of the calendar year and eligible to make tax-deferred contributions were allowed to make catch-up contributions not exceeding $5,500 for the years ended December 31, 2014 and 2013.

Effective July 1, 2013, if a participant contributes between 1-9% on a pre-tax basis, Gap Inc. will automatically increase the deferral percentage by 1% of eligible pay each year on the anniversary of the participant’s hire date.  The percentage increase will continue until the participant reaches a deferral percentage of 10%.  Participants can change or stop their deferral election at any time, and can opt-out of the automatic increase provisions of the Plan.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2014 and 2013, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $52,000 and $51,000 for the years ended December 31, 2014 and 2013. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper - T. Rowe Price serves as trustee and record keeper. The Plan Sponsor has authorized the record keeper to receive compensation, in the form of expense offsetting arrangements with third parties, to the extent permitted by ERISA and other applicable law, for recordkeeping and shareholder services.

Investment Options - During the years ended December 31, 2014 and 2013, the Plan’s assets were invested in a number of registered investment funds, one collective trust, and the Plan Sponsor’s common stock fund at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock through the Gap Inc. common stock fund in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2014 and 2013, the Plan held 3,319,036 shares (market value of $28.44 per share) and 3,636,894 shares (market value of $26.42 per share), respectively, of the Plan Sponsor’s common stock fund.

Effective July 24, 2015, the Gap Inc. common stock fund will be frozen as an investment option under the Plan. As a result of the freeze, participants will no longer be able to make a new investment in the Gap Inc. common stock fund, and any quarterly dividends paid as a result of a participant’s existing balance in the Gap Inc. common stock fund may not be reinvested in such fund.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2014, there were 13,717 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2015 to 2029. As of December 31, 2013, there were 13,259 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2014 to 2028.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment - The Plan provides for automatic enrollment. Upon completion of the eligibility requirements, individuals are notified of their eligibility and have the opportunity to enroll in the Plan and to make contribution and investment elections. If an individual becomes eligible to participate in the Plan before the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the second anniversary of the individual’s hire date. If the individual becomes eligible to participate in the Plan after the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the next anniversary of the individual’s hire date. The default percentage for automatic enrollment will be 1% of eligible pay. The contributions for those participants who are automatically enrolled in the Plan will be allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless the participant chooses otherwise. Participants can elect to change or stop contributions to the Plan at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - Each participant account is charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds, the Company’s common stock fund, and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion on fair value measurements.

The T. Rowe Price Stable Value Common Trust Fund is a stable value fund comprised of guaranteed investment contracts, synthetic investment contracts, and money market funds. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals and administrative expenses.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock fund are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation and depreciation includes the plan’s gains and losses on investments bought and sold as well as held during the year.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements - In May 2015, the Financial Accounting Standards Boards issued guidance on disclosures for investments in certain entities that calculate net asset value per share (or its equivalent). The guidance removes the requirement to include investments in the fair value hierarchy for which fair value is measured using the net asset value per share practical expedient. This guidance is effective retrospectively for the year ending December 31, 2016 and for interim periods within those fiscal years, with early adoption permitted. The Plan is currently evaluating the impact of the adoption of this guidance on the Plan’s financial statements.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2014 and 2013.

Mutual Funds - Valued at the quoted market price which represents the net asset value (“NAV”) of shares held by the Plan at year end. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish the daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Collective Trust Fund - The Collective trust fund includes the T. Rowe Price Stable Value Common Trust Fund. The net asset value as provided by the trustee is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities and then adjusted by the issuer to contract value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value. Participant transactions (purchases and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The Gap, Inc. Common Stock Fund - Valued at the quoted market price reported on the active market on which the individual securities are traded, which represents the NAV of shares held by the Plan at year end.

The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2014 and 2013.

		Fair Value at Reporting Date Using
	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual Funds:
Balanced funds	$867,013,031	$867,013,031	$0	$0
Equity funds	154,985,457	154,985,457
Fixed income funds	25,794,518	25,794,518
International equity funds	26,220,797	26,220,797

Total Mutual Funds	1,074,013,803	1,074,013,803	0	0

The Gap, Inc. common stock fund	94,393,735	94,393,735

Collective trust fund	46,669,222		46,669,222
Total	$1,215,076,760	$1,168,407,538	$46,669,222	$0

		Fair Value at Reporting Date Using
	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Mutual Funds:
Balanced funds	$810,765,212	$810,765,212	$0	$0
Equity funds	134,563,878	134,563,878
Fixed income funds	23,992,877	23,992,877
International equity funds	27,705,966	27,705,966

Total Mutual Funds	997,027,933	997,027,933	0	0

The Gap, Inc. common stock fund	96,080,565	96,080,565

Collective trust fund	46,228,284		46,228,284
Total	$1,139,336,782	$1,093,108,498	$46,228,284	$0

Transfers Between Levels - Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1 and Level 2 investments. The Plan’s policy is to recognize transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during 2014 and 2013. There were no purchases, sales, issuances, or settlements related to recurring Level 3 measurements during 2014 and 2013.

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2014 and 2013 are as follows:

	2014	2013

T. Rowe Price Retirement 2035 Fund, 10,779,607 and 10,410,933 shares, respectively	$179,588,268	$169,489,991
T. Rowe Price Retirement 2040 Fund, 6,529,803 and 6,228,532 shares, respectively	156,192,896	145,809,940
T. Rowe Price Retirement 2030 Fund, 6,350,234 and 6,212,319 shares, respectively	146,182,391	140,398,415
T. Rowe Price Retirement 2045 Fund, 7,760,536 and 7,172,838 shares, respectively	124,168,585	111,968,000
T. Rowe Price Retirement 2025 Fund, 6,192,200 and 6,028,750 shares, respectively	97,279,471	92,722,171
The Gap, Inc. Common Stock Fund, 3,319,036 and 3,636,894 shares, respectively	94,393,735	96,080,565

5.	COLLECTIVE TRUST FUND

T. Rowe Price Trust Company operates a collective trust fund referred to as the Stable Value Common Trust Fund (the “Fund”). The beneficial interest of each investor is represented by units which are issued and redeemed daily at the Fund’s constant NAV of $1 per unit. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the Fund’s policy to use its best efforts to maintain a stable NAV of $1 per unit although there is no guarantee that the Fund will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value, as described in the following paragraphs. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

Restrictions on the Plan - Trust units are issued and redeemed only on a valuation date and at the net asset value per unit computed on that date. Trust units may be redeemed on a daily basis to meet benefit payments and other participant-initiated withdrawals permitted by the Plan. Under the terms of the Fund’s Declaration of Trust, Fund investees are required to provide either 12- or 30- month advance written notice to T. Rowe Price (“the trustee”) prior to redemption of trust units; the notice period may be shortened or waived by the trustee in its sole discretion.

Circumstances that Affect the Fund - The Fund invests in guaranteed investment contracts, synthetic investment contracts and money market funds. In addition, the Fund enters into “wrap” contracts issued by third parties. A wrap contract is an agreement by another party, such as a bank or insurance company to make payments to the Fund under certain circumstances. Wrap contracts are designed to allow a stable value portfolio to maintain a constant NAV and protect the portfolio in extreme circumstances.

The existence of certain conditions can limit the Fund’s ability to transact at contract value with the issuers of its investment contracts. Specifically, any event outside the normal operation of the Fund that causes a withdrawal from an investment contract may result in a negative market value adjustment with respect to such withdrawal. Examples of such events include, but are not limited to, partial or complete legal termination of the Fund or a unitholder, tax disqualification of the Fund or a unitholder, and certain Fund amendments if issuers’ consent is not obtained. In the event that wrap contracts fail to perform as intended, the Fund’s NAV may decline if the market value of the underlying assets decline. The Fund’s ability to receive amounts due pursuant to these wrap contracts is dependent on the third-party issuer’s ability to meet their financial obligations. The wrap issuer’s ability to meet its contractual obligations under the wrap contracts may be affected by future economic and regulatory developments.

6.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Code, with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated September 24, 2013 (reflecting amendments made to the Plan through February 27, 2009), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes.

On September 1, 2011, T. Rowe Price filed with the IRS, and Gap Inc. elected to join this filing at no cost to Gap Inc., a group submission under the Voluntary Compliance Program (the “Group VCP”) to correct certain loan-related operational failures relating to its recordkeeping system that prevented timely processing and reporting of certain defaulted loans under the plans it administers.  Specifically, this happens after participants in those plans failed to make timely loan repayments and cure the missed repayments by the end of the applicable cure period. At such time, T. Rowe Price revised its recordkeeping system in order to prevent similar operational failures in the future. On April 1, 2014, Gap Inc. was informed by T. Rowe Price that the IRS approved the proposed correction methods in the Group VCP application. Accordingly, the Plan will not be subject to disqualification as a result of the loan-related operational failures.

7.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

8.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of collective trust funds managed by T. Rowe Price Trust Company, a subsidiary of T. Rowe Price. T. Rowe Price is the Trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2014, plan administrative expenses of $260,838 were paid to T. Rowe Price.

At December 31, 2014 and 2013, the Plan held 3,319,036 and 3,636,894 shares, respectively, of The Gap, Inc. common stock fund (the sponsoring employer), with a cost basis of $87,762,607 and $77,462,574, respectively. During the year ended December 31, 2014, the Plan recorded dividend income from The Gap, Inc. common stock fund of $1,976,788.

9.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

A reconciliation of net assets available for benefits per the financial statements to the total net assets per the Form 5500 as of December 31, 2014 and 2013 is as follows:

	As of December 31,
	2014	2013

Net assets available for benefits per financial statements	$1,260,749,469	$1,178,229,346
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	676,525	646,038
Less: Deemed distributed loans	(1,876,794)	(1,642,861)
Net assets available for benefits per Form 5500	$1,259,549,200	$1,177,232,523

Participant notes receivable per financial statements	$42,497,517	$36,175,700
Less: Deemed distributed loans	(1,876,794)	(1,642,861)
Participant loans per Form 5500	$40,620,723	$34,532,839

	Year Ended December 31,

	2014	2013

Total deductions per financial statements	$104,668,017	$91,292,564
Add: Deemed distributions	1,628,089	248,705
Total deductions per Form 5500	$106,296,106	$91,541,269

	Year Ended December 31,

	2014	2013

Total additions per financial statements	$187,188,140	$322,796,752
Add: net investment gain (loss) from common/collective trusts	1,424,643	(1,300,949)
Total additions per Form 5500	$188,612,783	$321,495,803

* * * * * *

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2014

Identity of Issuer or Borrower	Description of Investment	Fair Value **
Mutual funds:
T. Rowe Price Retirement 2035 Fund	Mutual Fund 10,779,607 shares	$179,588,268
T. Rowe Price Retirement 2040 Fund	Mutual Fund 6,529,803 shares	156,192,896
T. Rowe Price Retirement 2030 Fund	Mutual Fund 6,350,234 shares	146,182,391
T. Rowe Price Retirement 2045 Fund	Mutual Fund 7,760,536 shares	124,168,585
T. Rowe Price Retirement 2025 Fund	Mutual Fund 6,192,200 shares	97,279,471
T. Rowe Price Retirement 2050 Fund	Mutual Fund 4,495,967 shares	60,290,925
T. Rowe Price Retirement 2020 Fund	Mutual Fund 2,737,901 shares	56,701,947
Vanguard Institutional Index Fund	Mutual Fund 200,374 shares	37,804,663
New Horizons Fund	Mutual Fund 727,421 shares	31,846,533
MFS Institutional International	Mutual Fund 1,253,983 shares	26,220,797
Neuberger Berman Genesis R6	Mutual Fund 455,708 shares	25,788,532
Harbor Capital Appreciation Fund	Mutual Fund 405,668 shares	23,739,737
PIMCO Total Return Fund	Mutual Fund 2,079,645 shares	22,169,025
T. Rowe Price Retirement 2015 Fund	Mutual Fund 1,446,779 shares	20,934,899
T. Rowe Price Retirement 2055 Fund	Mutual Fund 1,143,649 shares	15,221,975
Vanguard Value Index Inst Fund	Mutual Fund 454,575 shares	14,973,726
Small-Cap Value Fund	Mutual Fund 242,251 shares	11,337,364
T. Rowe Price Retirement 2010 Fund	Mutual Fund 458,617 shares	8,131,291
Neuberger Berman Socially Responsive R6	Mutual Fund 196,731 shares	6,804,950
Vanguard TTL Bond Index Adm	Mutual Fund 333,532 shares	3,625,493
T. Rowe Price Retirement Balanced Inv	Mutual Fund 181,263 shares	2,689,951
T. Rowe Price Retirement 2005 Fund	Mutual Fund 178,491 shares	2,320,384
Total mutual funds		1,074,013,803

(Continued)

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2014 (continued)

Identity of Issuer or Borrower	Description of Investment	Fair Value**
Collective trust funds:
T. Rowe Price Stable Value Common Trust Fund*	Collective trust 45,992,697 shares	46,669,222

The Gap, Inc. Common Stock Fund*	Common Stock 3,319,036 shares	94,393,735
TOTAL		$1,215,076,760

* Represents party-in-interest transaction.

** Cost information is not required for participant-directed investments, and therefore, is not included.